Exhibit 10.3
Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”
March 4, 2019
Matthew M. Koder
[***]

International transfer
Letter of Understanding

Dear Matthew,

This letter sets out the terms and conditions of your international transfer to New York, NY, USA. These terms are contingent upon any applicable immigration and regulatory license requirements being met. For the avoidance of doubt, this letter will supersede and replace the International transfer Letter of Understanding previously executed by you on September 18, 2018.

You will transfer to the Host Country as Managing Director (Band 1), Head of Global Corporate and Investment Banking within Global Banking and Markets, currently reporting to Tom Montag. Local terms and conditions in the Host Country will apply from the date of your transfer.

The terms of your international transfer including base salary, tax treatment and relocation assistance, will be in accordance with the internal practices and guidelines of Bank of America Corporation and its subsidiaries and affiliates ("the bank") in place from time to time. The practices and guidelines may be reviewed and modified periodically at the discretion of the bank, and the current practices and guidelines will prevail in the event of any conflict with the terms of this letter.

Home and host country entities and locations
You will become an employee of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Host Entity") upon your relocation to the Host Country and cease to be an employee of Merrill Lynch (Asia Pacific) Limited (the "Home Entity").

Current Location:    Hong Kong, Hong Kong
Home Country:         Hong Kong, Hong Kong
Host Country:        New York, NY, United States of America

Contact details
See below for your Global HR Global Mobility contacts:

Monica Arosio
Telephone Number: [***]
Email address: [***]

Transfer date
Your anticipated date of transfer is April 1, 2019, or as otherwise notified by the bank.

Compensation
Base salary
Upon transfer, your base salary will be USD 500,000 per annum and will be processed through the Host Country payroll. Any Home Country or Host Country income taxes on your salary will be your responsibility.

The base salary is determined according to compensation guidelines in the Host Country.

Incentives
Following your transfer, any applicable incentive (cash or equity based) or commission payments will be paid according to the terms of the program in which you participate, where possible.

Any incentive related to the transfer year will be split between the Home Country and Host Country to ensure the appropriate tax withholding is applied. Therefore, please ensure you retain your Home Country bank account to facilitate this process. You will be contacted directly to confirm any specific handling or process applicable prior to the processing of any incentive payments. The withholding calculated may not be your final liability. Upon receipt of any cash incentive, it is important to work with your tax advisor to determine if additional taxes may be due or refunds may be expected. If additional taxes are due, it will be your responsibility to ensure that these are made on a timely basis.

One-Time Relocation Award
In addition to any incentive or commission payments for which you may be eligible, you will be eligible to receive a one-time Phantom Equity Units award to assist you with relocation and to encourage you, as a valued employee, to remain employed by the bank. The following summarizes some of the terms of the Phantom Equity Units Award:

•The Phantom Equity Units Award will have a value of $4,000,000 as of the grant date.
•The number of Phantom Equity Units granted will be equal to the value divided by a divisor price which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediate preceding and including the grant date.
•The grant date will be determined in the discretion of Bank of America, but is expected to be on or about your anticipated transfer date of April 1, 2019.
•Provided you remain continuously employed by the Company, and subject to the other terms and conditions of the Phantom Equity Units Award Agreement, the Phantom Equity Units Award will become earned and payable in one instalment on the fourth anniversary of the grant date.

•Phantom Equity Units are payable in cash, based on the closing price of Bank of America Corporation common stock on the fourth anniversary of the grant date.
•In order to be eligible to receive the Phantom Equity Units Award, you must remain continuously employed by the bank in good standing through the date the award is actually granted. In the event that your employment terminates for any reason before the grant date, you are not eligible for and shall not be entitled to receive the Phantom Equity Units Award. If your employment terminates after the grant date, the vesting or forfeiture of the Phantom Equity Units Award shall be governed by the terms of the Phantom Equity Units Award Agreement.
•You will receive a detailed package related to the Phantom Equity Units Award shortly after the grant date. This package will include your Phantom Equity Units Award Agreement, which contains the specific terms of your award, including vesting and forfeiture provisions, and will in all events be the governing document for your award. You must accept the terms and conditions of the Phantom Equity Units Award Agreement to receive the Phantom Equity Units Award.

United Kingdom Taxation
To the extent your days of presence in the United Kingdom result in withholding tax obligations and/or social security obligations then the bank will reserve the right to withhold the necessary deductions from your employment income.

Tax Protection Agreement
In recognition of the impact of your relocation to the US on your net tax position, the bank agrees to tax protect your bank compensation to your current Hong Kong income tax rate (i.e., income tax rate prior to your transfer). During the tax protected period you will be responsible for the payment of actual taxes, in Hong Kong, in the United Kingdom, and in the United States, as they become due whether by withholding or with the tax returns and any amounts due by the bank will be reimbursed to you.

For purposes of Tax Protection:

i."Bank compensation" shall include the following:
a.Equity awards delivered or granted (and outstanding) prior to April 1, 2019
b.For avoidance of doubt, compensation shall not include base salary, cash incentive or any equity awards granted to you after March 31, 2019 (collectively, 'Exempt Compensation').
ii.'Taxes' shall mean all taxes or other assessments including, without limitation, all income, withholding, payroll and employment tax. For the avoidance of doubt, 'Taxes' shall not include employee social security (e.g., FICA or Medicare taxes, UK National Insurance).
iii."Tax protected period" shall mean the period in which any of the bank compensation remains due to be paid or delivered, or the date on which your employment with Bank of America terminates, if earlier.
iv.The bank will reimburse you for the amount, if any, by which the total tax on any element of bank compensation paid, or delivered during the tax protected period, exceeds the Hong Kong income tax rate (the "reimbursement").
v.The amount of the reimbursement shall be paid to you net of taxes, so no additional liability to taxes and/or social security shall arise to you as a result of the reimbursement.

vi.At the end of each US tax year (or the end of each UK tax year in the event UK tax becomes due), a tax advisor designated by the bank will prepare a reconciliation calculation to determine the amount of the reimbursement (if any) that is due to you. A reconciliation calculation will be undertaken by the tax advisor within 30 days of your US or UK tax return begin finalized and any balances owed will be made within 45 days of the final reconciliation being agreed by you.
vii.As a method for the bank to ensure compliance with foreign tax laws, and ensure that the reimbursement is accurate, it may be necessary that the designated tax advisor provide the bank with a copy of all or portions of the tax returns prepared for you.
viii.For the avoidance of doubt, you will not be tax protected on personal income or any other income, gains, profits or similar not defined as bank compensation.
ix.The bank agrees to tax protect you through the Tax Protected Period to the extent that you carry on with your duties as Head of Global Corporate and Investment Banking, subject to paragraph xii below.
x.In the event that your employment terminates for any reason other than reduction in force the terms of the Tax Protection agreement terminate, subject to paragraph xii below.
xi.If there is any change in your personal circumstances which could affect your liability to Hong Kong, UK and or US Taxes, you are obliged to provide the bank with relevant information about this and your tax protection will be reviewed and may be adjusted by agreement with you.
xii.If your employment with the bank terminates for any reason other than 'Cause' or 'Detrimental Conduct' then (1) any tax protection reimbursement which is outstanding for the year of your termination of employment will be paid to you and (2) you will continue to receive tax protection reimbursements for any bank equity awards (other than Exempt Compensation) paid to you on or after the termination of your employment. For purposes of calculating any tax protection reimbursement, the only days of your U.S. presence that will be considered are the days you are employed by the bank plus up to 90 days following your termination of employment. Should your presence in the United States more than 90 days after your termination date result in the imposition of additional U.S. taxes, you will not receive any reimbursement for these additional U.S. taxes. For the avoidance of doubt, all tax protection reimbursements remitted to you following your termination of employment will be paid on the schedule described in paragraph vi above.
xiii.If your employment is terminated by the Bank for 'Cause' or if you engage in 'Detrimental Conduct', before the date on which you actually receive any tax protection reimbursement, any right to such a reimbursement or right to payment will be forfeited.
xiv.As a condition to the receipt of Tax Protection, you agree that you will keep the terms strictly confidential and will not disclose the existence of the Tax Protection or its terms to any person other than your solicitor/attorney, tax and financial planners, and immediate family. This provision does not preclude you from responding to any inquiry about the payment or its underlying facts and circumstances by any court of law and self-regulatory organization or regulatory or governmental agency in the manner you, at your discretion, deem appropriate.
xv.If you are in breach of the above confidentiality provision you will immediately forfeit any right to the tax protection treatment contained in this letter.

Tax preparation
The bank will arrange for its designated tax advisor to meet with you to discuss the Home Country and Host Country tax implications of your international transfer and provide guidance on the administrative actions you may need to take. The bank will also pay for the preparation of your Home Country and Host Country tax returns in the year of transfer and until the tax year 2022/ fiscal year 2021/2022 included. Should you require tax filing in the United Kingdom because of your family circumstances, the bank will arrange for those tax returns to be prepared by its designated tax advisor.

It is strongly recommended that you use the bank's designated tax advisor for the preparation of your tax returns. Should you decide not to use the service, you will be responsible for all taxes due in respect of any income arising from your international assignment and the fees associated with the preparation of both your Home Country and Host Country tax returns regardless of whether you may choose to remain in the program for either one of your Home Country or Host Country tax return filings. Please inform your Global Mobility advisor should you decide to decline tax assistance; you will receive a tax services waiver to formalize your decision. The bank may cease and withdraw tax preparation assistance at any time should you fail to cooperate fully in the tax preparation assistance process. You agree to provide the designated tax advisor with all requisite information for the timely completion of accurate tax returns. To ensure compliance with applicable tax laws, it may be necessary for the designated tax advisor to provide the bank with a copy of your tax returns.

Immigration
The bank will engage its designated immigration advisor to assist with the immigration process to enable you to legally work in the Host Country. You should not commence any work in the Host Country until you have received your work permit, visa or other form of immigration clearance required by the Host Country.

The bank will also ensure the appropriate immigration clearance is arranged for qualified accompanying dependents (Appendix 1). However, clearance will be limited to ensure the qualified accompanying dependents are able to reside in the Host Country and will not provide permission to work.

As an employee transferring to the United States under visa sponsorship, you should be aware that under no circumstances are you permitted to participate in the My Work program.

Unless you already hold a work permit or appropriate immigration clearance in the United Kingdom, to the extent that your presence in the United Kingdom requires a work permit, the bank will engage its immigration advisor.

Employment Verification
It is your responsibility to comply with the immigration laws of the Host Country immediately upon your first business day in the office. Please ensure you attend to these requirements within the required timeframe. Failure to comply with Host Country employment laws may lead to an interruption in work authorization. You will receive relevant instructions on actions to be completed.

Relocation assistance
You will receive the following relocation benefits, if applicable, to facilitate your transfer to the Host Country. For the purpose of your international transfer, your family size is 7.

Please note that the relocation benefits offered below are not transferable or available for cash-out unless otherwise indicated, and must be used at the time your family will relocate to the host country and no later than 18 months from your international transfer date or the assistance benefit will be forfeited. Any applicable taxes due on the relocation assistance will be covered by the bank unless otherwise stated.

Pre-move trip
The bank has previously reimbursed you for the cost of your wife and daughters traveling to New York in December 2018 for the purposes of selecting schools.

In addition, as an exception, the bank will reimburse you for ground transportation and childcare expenses incurred during the pre-move trip in the amount of USD $8,379.10 as per submitted receipts.

Airfare to the Host Country
The bank will reimburse the cost of a one-way airfare from the Home Country to the Host Country for you and any qualified accompanying dependents in accordance with the Corporate Travel Policy.
Shipment of household goods and personal effects
The bank will provide shipping assistance through a bank-designated vendor if you require your household goods and personal effects to be moved to the Host Country. Please refer to Appendix 2 for the relevant shipping provision applying to your family size. The bank will arrange for any transportation of your own personal belongings ahead of your family's relocation if needed.

Temporary living on arrival in the Host Country
In lieu of paying for temporary accommodation for you and your family, prior to your occupying permanent accommodations, the bank will reimburse the cost of your own hotel accommodations in New York, NY up to a maximum amount of USD $90,000.

Relocation allowance
You will receive a one-time relocation allowance equal to USD 15,000. The purpose of this relocation allowance is to assist with the cost of any miscellaneous items not otherwise covered within the relocation.

Broker's fee
The bank will reimburse a broker's fee on your Host Country primary residential rental property only if the property is secured through the bank's recommended real estate brokers.

Settling-in assistance
The bank will engage a destination services provider in the Host Country to support your arrival in your new location. They will assist with securing a Host Country rental property and negotiating the rental agreement, utility/bank account set-up and local resources.

Education consultant
If needed, the bank will pay for the services of an education consultant if dependent school age children accompanying you in the Host Country require specialist assistance beyond the services offered by the destination services vendor.

Loss on sale of Home Country vehicle
The bank will reimburse you for the loss incurred on the sale of your Home Country vehicle up to USD 5,000 per vehicle. The reimbursement amount will be the difference between the sale price obtained and the current retail market value for the vehicle. The retail market value will be established using car price guides in the Home Country (e.g., Kelley Blue Book Guide in the U.S. / Parkers Car Guide in the U.K.). For locations where a car guide is not available the retail market value provided by a local dealer will be used. This reimbursement will be provided in respect of a maximum of two vehicles.
Employee benefits
Pension and medical
Upon transfer, you will join the Host Country pension, accident, life and disability insurance plans. For information, please contact your Host Country HR Manager.

Your benefit enrolment window will open after your transfer date, and will remain open for 30 days to enable you to make your benefit elections. We will assist you with the enrolment.

You and your family will continue to be covered in the International Health Plan (IHP) which provides medical, dental and vision benefits. You can reach the International Benefits Team at [***] should you have any questions.

Please note that if you do not elect to cover your dependents under the IHP, they will not be covered under any private medical insurance plans set up by the bank.

Please inform the International Benefits Team should you decide to decline IHP coverage; you will receive an IHP waiver to formalize your decision.

Should you experience a qualifying life event while you are on assignment such as marriage, birth of a child, adoption or divorce, you have 30 calendar days to complete the required change form and submit to the International Benefits Team.

If forms are not submitted along with the required proof of the event, you will not be allowed to add a new dependent until you have some other qualifying life event or the next annual enrolment opportunity (November annually).

Once your family relocated to the Host Country, you will join the Host Country pension, medical, accident, life and disability insurance plans. For information, please contact your Host Country HR Manager.

Resignation from Hong Kong-based employment
In order for you to transfer to the Host Country and become an employee of the Host Entity, you must resign from your employment with the Home Entity in the Home Country. By signing and returning this letter to the Home Entity to indicate your acceptance of its terms, you notify the Home Entity of your resignation from employment and you acknowledge and agree that:

•Your employment with the Home Entity will cease on the date immediately before your date of transfer to the Host Entity, and your employment with the Host Entity will commence on your date of transfer
•You and the Home Entity waive any applicable notice period that both parties may be entitled to receive in relation to your resignation
•Any personal data about you collected by the Home Entity for the purpose of your employment will be transferred to the Host Entity, and you consent to such transfer
•Your period of service with the Home Entity will be transferred to the Host Entity with respect to any service-related benefits to which you are entitled (i.e., annual leave and sick leave entitlements)
Subject to applicable laws, you will not be entitled to any other payments in connection with the termination of your employment with the Home Entity, including severance or redundancy.
Your resignation from employment with the Home Entity will not have any adverse effect on any awards that you may have received under any employee stock or options plans in which you may currently participate, and all existing awards will continue to vest on their existing schedule.

Termination of employment
If you give notice of resignation from your employment with the bank or you are terminated for Cause (Appendix 3) within the first six months after your transfer, you will be required to repay to the bank a sum equal to the full cost of all relocation expenses/ allowances incurred to transfer you (and your family} to the Host Country.

If you give notice of resignation from your employment with the bank or you are terminated for Cause within the period of seven to 12 months from the commencement of your transfer, you will be required to repay to the bank a sum equal to one half of the cost of all relocation expenses I allowances incurred to transfer you (and your family) to the Host Country.

Once you have given notice or been terminated for Cause, you will be notified which specific expenses fall into the above categories and must be repaid.

If you voluntarily resign from the bank or are terminated without Cause, you will continue to receive U.S. tax return preparation assistance for (i) the tax year of your termination of employment and (ii) each tax year during which you receive equity award payments from the bank (other than Exempt Compensation) following the termination of your employment, provided that you are required to file a U.S. tax return for the respective tax year due to your previous employment with the bank. Should your employment be terminated for Cause, the bank reserves the right to withdraw tax preparation assistance. Further, should you fail to cooperate fully in the tax preparation assistance process, the bank may cease and withdraw tax preparation assistance at any time.

Other matters
Relocation-related expense reimbursement
You are responsible for requesting reimbursement of relocation-related expenses. You or a proxy designated by you will have access to the relevant system, Topia, via a web portal. To ensure the correct tax reporting, use your personal credit card to pay for relocation-related expenses. Claims for reimbursement must be supported by appropriate receipts, invoices or other proof of payment and must be submitted within three months of incurring the expense.

Third-Party Providers
GHR Global Mobility engages third parties to provide certain services to support your international transfer. As part of their onboarding processes, you may receive their privacy notices and consent requests to enable them to provide the services as requested by the bank.

Acknowledgement

By signing this letter, you acknowledge that you have read, understand and accept the terms and conditions set out in this letter. Please return the original to me as soon as possible.

Sincerely,

/s/ Monica Arosio                    3/6/2019
Monica Arosio                        Date
Global Human Resources, Global Mobility

I have read, understand and accept the terms and conditions set out in this letter.

/s/ Matthew M. Koder                    3/5/2019
Matthew M. Koder                    Date

Appendix 1

Definitions

Qualified dependents
Qualified dependents are defined as:
•Spouse: The employee's legally married spouse or legal civil partner as recognized under applicable law.
•To the extent the Home Country employment policies do not define "domestic partner" or include multiple definitions, Global Mobility will determine eligibility in consultation with Global Human Resources.
•Child: Accompanying dependent children (includes natural children, legally adopted children, stepchildren, and children placed with employee for adoption or foster care) up to age 18 or up to age 25 for dependent children in full-time education.
•Nannies and domestic staff are not included as qualified dependents.

For the purposes of calculating transfer allowances, the definition of qualified dependent will be used to determine the family size in the Host Country as long as the qualified dependent remains in the host country with the employee.

Appendix 2

Shipment of household goods and personal effects

The shipping assistance applies as follows:
•Family size 3 or greater: Up to 1,000lbs air freight & 40 ft. shipping container

The air and sea shipment will be moved by a designated shipping vendor selected by the bank. All international customs regulations will be observed for all shipments. The bank will pay for the professional survey, packing, surface shipping, delivery, insurance, uncrating, unpacking, in-transit storage and reasonable import duties on used household goods and personal effects.

Household goods and personal effects are limited to items of furniture, clothing, linens, kitchen and dining ware and small household appliances.

The bank will not cover the cost to ship or insure the following items:
•Food and perishable items, combustible items and items that may cause contamination or damage to other goods
•Alcohol including wine collections or import duties on alcohol
•Pianos
•Major electrical and gas appliances
•Plants
•Weapons
•Heavy or bulky hobby equipment
•Jewelry, furs, precious stones, legal documents, securities, money, artwork
•Household pets or livestock
•Automobiles, planes, boats, motorcycles and snowmobiles
•Any item prohibited by customs or local laws

It is recommended that you or your spouse/partner is present during the packing, loading, and unloading of the shipment to carefully review all delivered items prior to accepting the shipment. Please be as detailed in the preparation of the inventory list and as accurate as possible when estimating the value of individual items for any insurance documentation.

You must ensure your insurance forms are completed before your goods are packed for shipment. Any insurance claims for lost or damaged items must be filed within the established dates set by the designated shipping vendor.

Appendix 3

Cause

For the purposes of this letter, "Cause" means where the bank forms the opinion, based on reasonable evidence, that one of the following circumstances applies:

•There has been a failure by you to carry out the duties associated with your position or any lawful and reasonable instructions which are given to you by someone in a position of authority over you
•You are in breach of rules established by any regulatory or self-regulatory body to which any part of the bank is subject
•You have committed a serious breach of your contract of employment, the terms and conditions of your employment and/or any policy of the bank set out in the Guidelines or otherwise or any rule, regulation or policy which the bank considers to be material
•You have committed an act of serious or gross misconduct
•You are convicted of an offence of dishonesty (whether or not related to your work and irrespective of whether a custodial sentence is imposed), or are given a custodial sentence by any court of law for any reason
•Any work permit or registration necessary for you to live and work in your Host Country is refused, revoked, withheld or not renewed as a result of your action or omission
•Any regulatory approval or registration necessary for you to carry out your duties is withdrawn for whatever reason by the applicable regulatory authority as a result of your action or omission
•All other circumstances of a similar nature to those above in respect of which the bank is lawfully entitled to terminate your employment for Cause with or without notice